Exhibit 5.4

ELLENOFF GROSSMAN & SCHOLE LLP

ATTORNEYS AT LAW

1345 AVENUE OF THE AMERICAS, 11th FLOOR

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889

www.egsllp.com

January 26, 2018

BioDelivery Sciences International, Inc.

801 Corporate Center Drive, Suite 210

Raleigh, North Carolina 27607

Re: Registration Statement on S-8

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to which this opinion is an exhibit, which Registration Statement is being filed by BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of an additional 7,100,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) issued or issuable upon exercise or vesting, as the case may be, of options, restricted stock units or other securities (the “Plan Securities”) to be issued under the Company’s 2011 Equity Incentive Plan, as amended (the “2011 Plan”).

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1)	the Certificate of Incorporation and Second Amended and Restated Bylaws of the Company, each as amended, as of the date hereof;

(2)	the 2011 Plan; and

(3)	records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

Based upon and subject to the foregoing, it is our opinion that: (i) the Company has taken all necessary corporate action required to authorize the issuance of the Plan Securities and the Shares; and (ii) that, as applicable, upon the issuance of the Plan Securities and upon receipt of the exercise price in accordance with the terms of the 2011 Plan, and when certificates or electronic issuance for the same have been duly executed and countersigned and delivered or transmitted, the Shares and the Shares underlying the Plan Securities will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.4 to the Registration Statement, and to the use of our name as your counsel under “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP